                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                            ----------------------

                                 SCHEDULE 13G

                                 (Rule 13d-102)

  INFORMATION TO BE INCLUDED IN STATEMENTS PURSUANT TO RULES 13d-1(b) AND (c)
                          AND AMENDMENTS THERETO FILED
                              (Amendment No. 2)(1)




                               Broadvision, Inc.
                               (Name of Issuer)





                    Common Stock, par value $.0001 per share
                         (Title of Class of Securities)





                                   111412102
                                (CUSIP Number)







(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.    111412102                      13G        PAGE   2   OF  17   PAGES
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          MAYFIELD VII, A CALIFORNIA LIMITED PARTNERSHIP
          94-3167809
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (A)   [   ]
                                                                    (B)   [ X ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          CALIFORNIA
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                            -0-
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                          2,385,000
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                           -0-
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                                    2,385,000
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               2,385,000
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES*                                                         [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               11.7%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*

              PN
          ---------------------------------------------------------------------

CUSIP NO.    111412102                      13G        PAGE   3   OF   17  PAGES
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          MAYFIELD VII MANAGEMENT PARTNERS, A CALIFORNIA LIMITED
          PARTNERSHIP 94-3167811
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [   ]
                                                                    (b)   [ X ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY
          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          CALIFORNIA
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                            -0-
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                          2,385,000
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                           -0-
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                                    2,385,000
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               2,385,000
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES*                                                         [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              11.7%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*

              PN
          ---------------------------------------------------------------------

CUSIP NO.    111412102                      13G        PAGE   4   OF  17   PAGES
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          MAYFIELD ASSOCIATES FUND II, A CALIFORNIA LIMITED PARTNERSHIP
          94-3191510
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [   ]
                                                                    (b)   [ X ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY
          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          CALIFORNIA
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                            -0-
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                          115,000
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                           -0-
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                                    115,000
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               115,000
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES*                                                         [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               0.6%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*

              PN
          ---------------------------------------------------------------------

CUSIP NO.    111412102                      13G        PAGE   5   OF  17   PAGES
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          YOGEN K. DALAL
          SOCIAL SECURITY NUMBER: ###-##-####
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [   ]
                                                                    (b)   [ X ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY
          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                           2,500
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                          2,500,000
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                          2,500
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                                    2,500,000
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               2,502,500
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES*                                                         [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               12.3%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*

              IN
          ---------------------------------------------------------------------

CUSIP NO.    111412102                      13G        PAGE   6   OF  17   PAGES
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          F. GIBSON MYERS, JR.
          SOCIAL SECURITY NUMBER: ###-##-####
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [   ]
                                                                    (b)   [ X ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY
          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                           -0-
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                          2,500,000
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                          -0-
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                                    2,500,000
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               2,500,000
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES                                                          [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               12.3%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*

              IN
          ---------------------------------------------------------------------

CUSIP NO.    111412102                      13G        PAGE   7   OF  17   PAGES
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          KEVIN A. FONG
          SOCIAL SECURITY NUMBER: ###-##-####
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [   ]
                                                                    (b)   [ X ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY
          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                           1,500
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                          2,500,000
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                          1,500
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                                    2,500,000
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               2,501,500
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES                                                          [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               12.3%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*

              IN
          ---------------------------------------------------------------------

CUSIP NO.    111412102                      13G        PAGE   8   OF  17   PAGES
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          WILLIAM D. UNGER
          SOCIAL SECURITY NUMBER: ###-##-####
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [   ]
                                                                    (b)   [ X ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY
          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                           -0-
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                          2,500,000
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                          -0-
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                                    2,500,000
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               2,500,000
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES                                                          [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               12.3%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*

              IN
          ---------------------------------------------------------------------

CUSIP NO.    111412102                      13G        PAGE   9   OF  17   PAGES
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          WENDELL G. VAN AUKEN
          SOCIAL SECURITY NUMBER: ###-##-####
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [   ]
                                                                    (b)   [ X ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY
          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                           -0-
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                          2,500,000
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                          -0-
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                                    2,500,000
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               2,500,000
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                          [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               12.3%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON

              IN
          ---------------------------------------------------------------------

CUSIP NO.    111412102                      13G        PAGE   10  OF  17   PAGES
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          MICHAEL J. LEVINTHAL
          SOCIAL SECURITY NUMBER: ###-##-####
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [   ]
                                                                    (b)   [ X ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY
          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                           -0-
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                          2,500,000
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                          -0-
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                                    2,500,000
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               2,500,000
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                          [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               12.3%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON

              IN
          ---------------------------------------------------------------------

CUSIP NO.    111412102                      13G        PAGE  11   OF  17   PAGES
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

          A. GRANT HEIDRICH, III
          SOCIAL SECURITY NUMBER: ###-##-####
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [   ]
                                                                    (b)   [ X ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY
          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                           -0-
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                          2,500,000
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                          -0-
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                                    2,500,000
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               2,500,000
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                          [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               12.3%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON

              IN
          ---------------------------------------------------------------------

ITEM 1.

         (a)      NAME OF ISSUER:

                  Broadvision, Inc.

         (b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  333 Distel Circle
                  Los Altos, CA 94022-1404

ITEM 2.

         (a)      NAME OF PERSONS FILING:

                  Mayfield VII, a California Limited Partnership
                  Mayfield VII Management Partners, a California Limited Partnership
                  Mayfield Associates Fund II, a California Limited Partnership Yogen K. Dalal
                  Kevin A. Fong
                  Wendell G. Van Auken
                  A. Grant Heidrich, III
                  F. Gibson Myers, Jr.
                  William D. Unger
                  Michael J. Levinthal

         (b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE:

                  c/o The Mayfield Fund
                  2800 Sand Hill Road
                  Menlo Park, CA 94025

         (c)      CITIZENSHIP:

                  The entities listed in Item 2(a) are California Limited Partnerships. The individuals listed in Item 2(a) are U.S. citizens.

         (d)      TITLE OF CLASS OF SECURITIES:

                  Common Stock, par value $.0001 per share

         (e)      CUSIP NUMBER:

                  111412102










                              Page 12 of 17 Pages

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(b), OR 13D-2(b), CHECK WHETHER THE PERSON FILING IS A:

                  Not applicable

ITEM 4.           OWNERSHIP

                  The information regarding ownership as set forth in Items 5-9 of Pages 2-11 hereto, is hereby incorporated by reference.

                  For a summary of total ownership by all Reporting Persons, see
                  Exhibit 2 hereto.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [].

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON

                  Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                  Not applicable.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP

                  Not applicable.

ITEM 10.          CERTIFICATION

                  Not applicable.





                              Page 13 of 17 Pages.

                                   SIGNATURES


                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 17, 1998
                                   MAYFIELD VII
                                   A California Limited Partnership

                                   By: /s/ George A. Pavlov
                                       ---------------------------------------
                                       George A. Pavlov, Authorized Signatory

                                   MAYFIELD VII MANAGEMENT PARTNERS
                                   A California Limited Partnership

                                   By: /s/ George A. Pavlov
                                       ---------------------------------------
                                       George A. Pavlov, Authorized Signatory

                                   MAYFIELD ASSOCIATES FUND II
                                   A California Limited Partnership

                                   By: /s/ George A. Pavlov
                                       ---------------------------------------
                                       George A. Pavlov, Authorized Signatory

                                   YOGEN K. DALAL

                                   By: /s/ George A. Pavlov
                                       ---------------------------------------
                                       George A. Pavlov, Attorney In Fact

                                   F. GIBSON MYERS, JR.

                                   By: /s/ George A. Pavlov
                                       ---------------------------------------
                                       George A. Pavlov, Attorney In Fact

                                   KEVIN A. FONG

                                   By: /s/ George A. Pavlov
                                       ---------------------------------------
                                       George A. Pavlov, Attorney In Fact

                                   WILLIAM D. UNGER

                                   By: /s/ George A. Pavlov
                                       ---------------------------------------
                                       George A. Pavlov, Attorney In Fact






                              Page 14 of 17 Pages.

                                   WENDELL G. VAN AUKEN

                                   By: /s/ George A. Pavlov
                                       ---------------------------------------
                                       George A. Pavlov, Attorney In Fact

                                   MICHAEL J. LEVINTHAL

                                   By: /s/ George A. Pavlov
                                       ---------------------------------------
                                       George A. Pavlov, Attorney In Fact


                                   A. GRANT HEIDRICH, III

                                   By: /s/ George A. Pavlov
                                       ---------------------------------------
                                       George A. Pavlov, Attorney In Fact





                              Page 15 of 17 Pages.

                                    EXHIBIT 1


Exhibit 1 "Statement Appointing Designated Filer and Authorized Signatory" is hereby incorporated by reference to Exhibit B to the Statement on Schedule 13G dated February 10, 1997.

























                              Page 16 of 17 Pages.

                                    EXHIBIT 2



                                                                     PERCENT OF CLASS
                                                                       BENEFICIALLY
     NAME OF REPORTING PERSON              NUMBER OF SHARES              OWNED(1)
-----------------------------------     -----------------------    ---------------------
Mayfield VII,
a California Limited Partnership             2,385,000 (2)                11.7%

Mayfield VII Management Partners,
a California Limited Partnership
                                             2,385,000 (2)                11.7%

Mayfield Associates Fund II, a                 115,000 (3)                 0.6%
California Limited Partnership

Yogen K. Dalal                               2,502,500 (4)(5)             12.3%

F. Gibson Myers, Jr.                         2,500,000 (4)                12.3%

Kevin A. Fong                                2,501,500 (4)                12.3%

William D. Unger                             2,500,000 (4)                12.3%

Wendell G. Van Auken                         2,500,000 (4)                12.3%

Michael J. Levinthal                         2,500,000 (4)                12.3%

A. Grant Heidrich, III                       2,500,000 (4)                12.3%

Total                                        2,504,000                    12.3%


     (1) The respective percentages set forth in this column were obtained by dividing the number of shares by the aggregate number of outstanding shares of Common Stock as of 12/31/97.

     (2) Represents shares held of record by Mayfield VII, of which Mayfield VII Management Partners is the sole General Partner.

     (3) Represents shares held of record by Mayfield Associates Fund II.

     (4) The individual Reporting Persons listed are General Partners of Mayfield VII Management Partners, which is the General Partner of Mayfield VII. The individual Reporting Persons are also General Partners of Mayfield Associates Fund II. The individual Reporting Persons may be deemed to have shared voting and dispositive power over the shares which are or may be deemed to be beneficially owned by Mayfield VII and Mayfield Associates Fund II but disclaim such beneficial ownership. Each individual Reporting Person expressly disclaims that he is the beneficial owner of any shares which are held by any other individual Reporting Person in his individual capacity.

     (5) Excludes director options to purchase 50,000 shares, of which options to purchase 12,500 become exercisable on 9/3/98 and options to purchase 1,040 shares become exercisable for every month thereafter.













                              Page 17 of 17 Pages.